Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES

THIRD QUARTER 2020 RESULTS

REPORTS NET INCOME OF $7.6 MILLION, OR $0.13 PER DILUTED SHARE

HOUSTON – November 5, 2020 - VAALCO Energy, Inc. (NYSE: EGY, LSE: EGY) today reported operational and financial results for the third quarter of 2020.

Highlights and Recent Key Items:

•

Achieved strong production performance of 4,405 net revenue interest (“NRI”)(1) barrels of crude oil per day (“BOPD”), or  5,064 working interest (“WI”)(2) BOPD in Q3 2020, despite planned full field maintenance shutdown in September and production curtailment due to an OPEC+ mandate for Gabon;

•	Successfully resumed production following completion of the planned full field annual maintenance shutdown at Etame in September on schedule and on budget;
•	Sold 412,000 barrels of oil in Q3 2020, compared to 279,000 barrels in Q3 2019, due to the continued strong production performance from the successful 2019/2020 drilling campaign;
•	Decreased per-unit production expense, excluding workovers, by 35% in Q3 2020 vs Q3 2019 as a result of higher sales volumes and lower operating costs due to proactive cost reductions;
•	Reported Q3 net income of $7.6 million ($0.13 per diluted share), Adjusted Net Income(3) of $2.3 million ($0.04 per diluted share) and generated Adjusted EBITDAX(3) of $7.0 million;
•

Maintained strong balance sheet with no debt, a cash balance of $42.0 million, including $6.0 million in joint venture owner advances, working capital of $16.6 million and Adjusted Working Capital(3) of $29.3 million as of September 30, 2020; and

•

Announced acquisition of new proprietary three-dimensional (“3-D”) seismic data over the entire Etame Marin block which will be used to optimize and de-risk future drilling locations as well as identify new potential locations.

(1)	All NRI production rates and volumes are VAALCO’s 31.1% WI less 13% royalty volumes.
(2)	All WI production rates and volumes are VAALCO’s 31.1% WI.
(3)

Adjusted EBITDAX, Adjusted Net Income and Adjusted Working Capital are Non-GAAP financial measures and are described and reconciled to the closest GAAP measure in the attached table under “Non-GAAP Financial Measures.”

Cary Bounds, VAALCO’s Chief Executive Officer commented: “We continued to perform well operationally in the third quarter with net production of 4,405 BOPD, despite our annual planned full field maintenance shutdown at Etame and production curtailment due to an OPEC+ mandate for Gabon.  From a financial perspective, we reported net income of $7.6 million in the quarter, even with the impact of those production curtailments and low oil prices, and generated $7.0 million of Adjusted EBITDAX, highlighting the economic robustness of the Etame field.  Our cash balance remained strong at $42.0 million, which includes $6.0 million in joint venture owner advances.  Additionally, given that the vast majority of our operating expenses are fixed, our higher sales volumes and proactive measures to manage costs have helped to drive down our unit production costs and enhanced our profit margins year-over-year.”

“We have maintained our focus on operational excellence and execution, which continues to allow us to maintain a healthy cash position, and cost discipline remains a core priority for the Company as we seek to maximize our profitability.  We completed a highly successful drilling program earlier this year that demonstrated the quality of the Etame asset that we have been operating and growing since 1995.  Our recent announcement that we are acquiring new proprietary 3-D seismic data over the entire Etame Marin block underscores the confidence we have in the long-term potential at Etame.  We believe that we are well positioned to deliver both near-term and long-term profitable growth, as we continue to execute on our strategic objectives.”

Operational Update

Gabon

In connection with planning for future drilling programs at the Etame Marin block offshore Gabon, VAALCO recently agreed to acquire new 3-D seismic data. VAALCO expects the seismic survey to begin and conclude in the fourth quarter of 2020, with processing to be fully completed by the fourth quarter of 2021. The Company expects that the full field 3-D survey will optimize future drilling locations, provide better imaging of existing satellite and infill locations, as well as identify additional upside opportunities. VAALCO projects the gross cost of both the acquisition and processing of the seismic survey to be between $12 million and $15 million, or $4 million to $5 million net to VAALCO. The Company plans to fund the costs with cash on hand and through cash from operations.

Equatorial Guinea

VAALCO has a 43% WI in Block P offshore Equatorial Guinea.  VAALCO is continuing commercial discussions with Levene HydroCarbon Limited (“Levene”) regarding VAALCO’s potential assignment of a portion of the Block P interest to Levene in exchange for Levene covering all or substantially all of VAALCO’s cost to drill an exploratory well on Block P. Levene and VAALCO have not executed any binding agreements, and there can be no certainty a transaction will be completed or that the EG MMH will approve the assignment. As of September 30, 2020, the Company had $10.0 million recorded for the book value of the undeveloped leasehold costs associated with the Block P license.

Financial Update –  Third Quarter of 2020

Net income of $7.6 million ($0.13 per diluted share) for the third quarter of 2020 compared favorably with a net loss of $3.9 million ($0.07 per diluted share) in the same period in 2019. The third quarter of 2020 reflected an income tax benefit of $2.8 million while the net loss in the third quarter of 2019 was impacted by income tax expense of $7.7 million.  Lower realized crude oil prices of $43.63 per barrel for the third quarter of 2020 compared to $61.26 per barrel in the third quarter of 2019 were more than offset by higher sales volumes year-over-year as a result of additional production associated with the three successful wells from the 2019/2020 drilling program.  Net income of the third quarter of 2020 additionally benefitted from lower operating costs and expenses compared with the third quarter of 2019.

With respect to the second quarter of 2020, net income was $0.6 million ($0.01 per diluted share) which reflected the impact of lower realized crude oil prices of $28.31 per barrel.  The impact of lower prices was partially offset by higher sales volumes for the second quarter of 2020 as a result of four liftings.  The second quarter also included a loss on derivatives of $0.8 million ($0.01 per diluted share) and an income tax benefit of $2.2 million.

Adjusted Net Income for the third quarter of 2020 increased to $2.3 million ($0.04 per diluted share) from an Adjusted Net Loss of $0.6 million ($0.01 per diluted share) for the third quarter of 2019, primarily as a result of lower general and administrative expenses. The lower Adjusted Net Income for the third quarter of 2020 as compared to $5.3 million ($0.09 per diluted share) of Adjusted Net Income in the second quarter of 2020 was primarily the result of realized gains on derivatives of $6.5 million ($0.11 per diluted share) in the second quarter of 2020.

Adjusted EBITDAX totaled $7.0 million in the third quarter of 2020 compared with $4.5 million in the same period of 2019.  In the second quarter of 2020, Adjusted EBITDAX was $10.1 million.   Adjusted EBITDAX for the third quarter of 2020 was higher than the same period in the prior year primarily due to increased sales volumes associated with new production from the three wells completed as part of the 2019/2020 drilling campaign and lower operating costs and expenses, partially offset by lower realized prices.  Adjusted EBITDAX for the third quarter of 2020 was lower than the second quarter of 2020 primarily due to realized gains on derivatives of $6.5 million in the second quarter of 2020.

Revenue and Sales
	Q3 2020	Q3 2019	% Change Q3 2020 vs. Q3 2019	Q2 2020	% Change Q3 2020 vs. Q2 2020
Production (NRI BOPD)	4,405	3,081	43%	5,410	(19)%
Sales (NRI BO)	412,000	279,000	48%	631,000	(35)%
Realized crude oil price ($/BO)	$43.63	$61.26	(29)%	$28.31	54%
Total crude oil sales ($MM)	$18.3	$17.6	4%	$18.0	2%

VAALCO had three liftings in the third quarter of 2020, which resulted in total sales volumes of 412,000 barrels compared with 279,000 barrels in the same period of 2019.  The increase in volumes in the third quarter of 2020 is due to the higher production rate resulting from the new wells.  Third quarter of 2020 realized pricing fell 29% from the third quarter of 2019 due to sharply lower prices received due to the COVID-19 pandemic and OPEC-related pricing issues.

Costs and Expenses
	Q3 2020	Q3 2019	% Change Q3 2020 vs. Q3 2019	Q2 2020	% Change Q3 2020 vs. Q2 2020
Production expense, excluding workovers ($MM)	$9.1	$9.5	(4)%	$12.2	(25)%
Production expense, excluding workovers ($/BO)	$22.21	$34.01	(35)%	$19.31	15%
Workover expense ($MM)	$(0.2)	$0.3	(167)%	$(0.1)	100%
Depreciation, depletion and amortization ($MM)	$2.2	$1.5	47%	$2.8	(21)%
Depreciation, depletion and amortization ($/BO)	$5.37	$5.41	(1)%	$4.44	21%
General and administrative expense, excluding non-cash compensation ($MM)	$2.4	$3.6	(33)%	$2.3	4%
General and administrative expense, excluding non-cash compensation ($/BO)	$5.89	$12.86	(54)%	$3.64	62%
Stock-based compensation expense (benefit) ($MM)	$(0.2)	$1.2	(122)%	$0.7	(134)%
Current income tax expense (benefit) ($MM)	$2.5	$2.6	(4)%	$1.1	127%
Deferred income tax expense (benefit) ($MM)	$(5.3)	$5.1	(204)%	$(3.4)	56%

Total production expense, excluding workovers, decreased compared to the same period in 2019 primarily due to proactive operating cost reductions and was lower compared to the second quarter 2020 due to lower sales volumes.  The per-unit production expense, excluding workovers, decreased significantly in the third quarter of 2020 as compared to the third quarter of 2019 as a result of higher sales volumes and lower operating costs due to proactive cost reductions.  Production expense for the third quarter of 2020 included approximately $0.4 million in additional costs related to proactive employee-related measures taken in response to the pandemic.

Depreciation, depletion and amortization (“DD&A”) expense in the third quarter of 2020 on a per NRI barrel of crude oil sales basis was substantially unchanged from the comparable prior year quarter.  The per-unit DD&A rate in the third quarter of 2020 was higher than the rate in the second quarter of 2020 due to higher volumes attributable to fields with higher depletable costs.

General and administrative (“G&A”) expense, excluding non-cash stock-based compensation, in the third quarter of 2020 was lower than in the third quarter of 2019 as a result of lower professional fees, legal expenses, and accounting and audit fees, but was similar to G&A expense, excluding non-cash stock-based compensation in the second quarter of 2020.  The third quarter of 2019 included one-time expenses associated with VAALCO’s dual listing on the London Stock Exchange.  Non-cash stock-based compensation expense (benefit) was impacted by the change in the SARs liability as a result of changes in the Company’s stock price during the quarter.

Income tax was a benefit for the three months ended September 30, 2020 of $2.8 million, and included a $5.3 million deferred tax benefit to decrease the valuation allowances on U.S. and Gabonese deferred tax assets.

Income tax expense for the three months ended September 30, 2019 was $7.7 million, and included a $4.8 million charge to increase the valuation allowances on U.S. deferred tax assets due to a decrease in future estimated taxable earnings primarily as result of lower crude oil prices.

Income tax was a benefit for the three months ended June 30, 2020 of $2.2 million, and included a $0.9 million favorable crude oil price adjustment as a result of the change in value of the government’s allocation between the time it was produced and the time it was taken in-kind as well as a $4.1 million benefit to decrease the valuation allowances on U.S. and Gabonese deferred tax assets.

Response to COVID-19 Pandemic and Current Pricing Environment

VAALCO remains fully committed to the health and safety of all its employees and contractors.  In response to the COVID-19 pandemic and the current pricing environment, VAALCO has taken the following measures:

Put into place social distancing measures at our work sites;
Actively screened and monitored employees and contractors that come onto the Company’s Gabon facilities including testing and quarantine periods with onsite medical supervision;
Engaged in regular Company-wide COVID-19 updates to keep employees informed of key developments;
Implemented cost cutting measures with vendors;
Implemented sharing certain costs, such as support vessels, helicopters, and personnel with other operators in the region;
Temporarily reduced director, executive and certain non-executive employee compensation; and
Ceased or deferred certain discretionary capital spending.

VAALCO expects to continue to take proactive steps to manage any disruption in its business caused by COVID-19 and to protect the health and safety of its employees.  As of November 5, 2020, VAALCO has experienced no material impact on its Gabon operations directly associated with COVID-19; however, the Company has incurred higher costs related to proactive measures taken in response to the pandemic.  These costs were approximately $0.4 million during the third quarter of 2020 and were primarily related to additional personnel-related costs to support enhanced health and safety measures. The situation surrounding COVID-19 remains fluid and unpredictable, and VAALCO is actively managing its response and assessing potential impacts to its financial position and operating results, as well as any adverse developments that could impact the Company’s business.

Capital Investments/Balance Sheet

As discussed above, in connection with planning for future drilling programs at the Etame Marin block offshore Gabon, VAALCO recently agreed to acquire new 3-D seismic data in the fourth quarter of 2020. VAALCO projects the gross cost of both the acquisition and processing of the seismic survey to be between $12 million and

$15 million, or $4 million to $5 million net to VAALCO.  The Company expects to incur  $3.0 million to $3.5 million net to VAALCO in the fourth quarter of 2020 and the balance in 2021. The Company plans to fund the costs with cash on hand and through cash from operations.

At the end of the third quarter of 2020, VAALCO had an unrestricted cash balance of $42.0 million. The unrestricted cash balance includes $6.0 million of cash attributable to non-operating joint venture owner advances. Working capital at September 30, 2020 was $16.6 million compared with $11.7 million at June  30, 2020, while Adjusted Working Capital at September 30, 2020 totaled $29.3 million, compared with $24.1 million at June  30, 2020.

The Company does not have any derivatives currently and continues to evaluate adding derivatives in the future, in line with its strategic objectives.

2020 Guidance

For the fourth quarter 2020 forecasted NRI production and sales are expected to be between 4,600 and 5,000 BOPD. Production and sales NRI volumes for full year 2020 are expected to be at an average of 4,800 to 4,900 BOPD.  The Company’s production expense guidance (excluding workovers) for full year 2020 is $37 to $38 million or $20.50 to $21.50 per NRI barrel of crude oil sales, with production expense for the fourth quarter of 2020 projected to be between $9 and $10 million or $19.00 to $23.00 per NRI barrel of crude oil sales. The Company forecasts between $10 and $11 million in cash G&A expense for full year 2020.

Conference Call

As previously announced, the Company will hold a conference call to discuss its third quarter financial and operating results November 6, 2020, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time and 3:00 p.m. London Time). Interested parties may participate by dialing (877) 270-2148.  Parties in the United Kingdom may participate toll-free by dialing 08082389064 and other international parties may dial (412) 902-6510.  Participants should request to be joined to the “VAALCO Energy Third Quarter 2020 Conference Call.” This call will also be webcast on VAALCO’s website at www.vaalco.com.  An archived audio replay will be available on VAALCO’s website.

About VAALCO

VAALCO, founded in 1985, is a Houston, USA based, independent energy company with production, development and exploration assets in the West African region.

The Company is an established operator within the region, holding a 31.1% working interest in the Etame Marin Block, located offshore Gabon, which to date has produced over 118 million barrels of crude oil and of which the Company is the operator.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Kelsey Traynor / James Husband	VAALCO@buchanan.uk.com

Forward Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include statements related to the impact of the COVID-19 pandemic, including the recent sharp decline in the global demand for and resulting global oversupply of crude oil and the resulting steep decline in oil prices, production quotas imposed by Gabon, disruptions in global supply chains, quarantines of our workforce or workforce reductions and other matters related to the pandemic, well results, wells anticipated to be drilled and placed on production, future levels of drilling and operational activity and associated expectations, the implementation of the Company’s business plans and strategy, prospect evaluations, prospective resources and reserve growth, its activities in Equatorial Guinea, expected sources of and potential difficulties in obtaining future capital funding and future liquidity, its ability to restore production in non-producing wells, future operating losses, future changes in crude oil and natural gas prices, future strategic alternatives, future acquisitions, capital expenditures, future drilling plans, acquisition and interpretation of seismic data and costs thereof, negotiations with governments and third parties, timing of the settlement of Gabon income taxes, and expectations regarding processing facilities, production, sales and financial projections.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control.  These risks include, but are not limited to, crude oil and natural gas price volatility, the impact of production quotas imposed by Gabon in response to production cuts agreed to as a member of OPEC, inflation, general economic conditions, the outbreak of COVID-19, the Company’s success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR.

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

	September 30, 2020	December 31, 2019
ASSETS	(in thousands)
Current assets:
Cash and cash equivalents	$41,986	$45,917
Restricted cash	82	911
Receivables:
Trade	6,080	14,335
Accounts with joint venture owners, net of allowance of $0.0 million and $0.5 million, respectively	—	2,714
Foreign income taxes receivable	1,124	—
Other	81	1,517
Crude oil inventory	781	1,072
Prepayments and other	4,264	3,292
Total current assets	54,398	69,758

Crude oil and natural gas properties, equipment and other - successful efforts method, net	38,845	68,258
Other noncurrent assets:
Restricted cash	925	925
Value added tax and other receivables, net of allowance of $2.1 million and $1.0 million, respectively	3,684	3,683
Right of use operating lease assets	25,700	33,383
Deferred tax assets	—	24,159
Abandonment funding	11,885	11,371
Total assets	$135,437	$211,537
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,702	$15,897
Accounts with joint venture owners	5,984	—
Accrued liabilities and other	14,426	29,773
Operating lease liabilities - current portion	12,696	11,990
Foreign income taxes payable	—	5,740
Current liabilities - discontinued operations	15	350
Total current liabilities	37,823	63,750
Asset retirement obligations	17,105	15,844
Operating lease liabilities - net of current portion	12,993	21,371
Deferred tax liabilities	2,802	—
Other long-term liabilities	43	852
Total liabilities	70,766	101,817
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $25 par value; 500,000 shares authorized, none issued	—	—
Common stock, $0.10 par value; 100,000,000 shares authorized, 67,819,242 and 67,673,787 shares issued, 57,456,139 and 58,024,571 shares outstanding, respectively	6,782	6,767
Additional paid-in capital	74,061	73,549
Less treasury stock, 10,363,103 and 9,649,216 shares, respectively, at cost	(42,419)	(41,429)
Retained earnings	26,247	70,833
Total shareholders' equity	64,671	109,720
Total liabilities and shareholders' equity	$135,437	$211,537

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Operations (Unaudited)

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2020	September 30, 2019	June 30, 2020	2020	2019
	(in thousands except per share amounts)
Revenues:
Crude oil and natural gas sales	$18,256	$17,603	$17,974	$54,619	$62,598
Operating costs and expenses:
Production expense	8,984	9,836	12,126	30,859	27,874
Exploration expense	16	—	—	16	—
Depreciation, depletion and amortization	2,212	1,509	2,801	8,116	4,971
Impairment of proved crude oil and natural gas properties	—	—	—	30,625	—
General and administrative expense	2,178	4,738	3,019	5,951	11,905
Bad debt expense and other	151	54	179	1,140	30
Total operating costs and expenses	13,541	16,137	18,125	76,707	44,780
Other operating income (expense), net	(37)	35	(815)	(883)	(4,401)
Operating income (loss)	4,678	1,501	(966)	(22,971)	13,417
Other income (expense):
Derivative instruments gain (loss), net	—	2,267	(756)	6,583	2,266
Interest income, net	23	193	11	150	581
Other, net	147	(138)	47	163	(521)
Total other income, net	170	2,322	(698)	6,896	2,326
Income (loss) from continuing operations before income taxes	4,848	3,823	(1,664)	(16,075)	15,743
Income tax expense (benefit)	(2,759)	7,681	(2,249)	28,470	19,642
Income (loss) from continuing operations	7,607	(3,858)	585	(44,545)	(3,899)
Income (loss) from discontinued operations, net of tax	11	(61)	11	(41)	5,448
Net income (loss)	$7,618	$(3,919)	$596	$(44,586)	$1,549

Basic net income (loss) per share:
Income (loss) from continuing operations	$0.13	$(0.07)	$0.01	$(0.77)	$(0.07)
Income (loss) from discontinued operations, net of tax	0.00	0.00	0.00	0.00	0.09
Net income (loss) per share	$0.13	$(0.07)	$0.01	$(0.77)	$0.02
Basic weighted average shares outstanding	57,456	58,953	57,456	57,628	59,457
Diluted net income (loss) per share:
Income (loss) from continuing operations	$0.13	$(0.07)	$0.01	$(0.77)	$(0.07)
Income (loss) from discontinued operations, net of tax	0.00	0.00	0.00	0.00	0.09
Net income (loss) per share	$0.13	$(0.07)	$0.01	$(0.77)	$0.02
Diluted weighted average shares outstanding	57,741	58,953	57,594	57,628	59,457

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
	2020	2019
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(44,586)	$1,549
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
(Income) loss from discontinued operations	41	(5,448)
Depreciation, depletion and amortization	8,116	4,971
Impairment of proved crude oil and natural gas properties	30,625	—
Other amortization	181	181
Deferred taxes	26,972	12,725
Unrealized foreign exchange gain	(60)	(46)
Stock-based compensation	(2,097)	2,770
Cash settlements paid on exercised stock appreciation rights	—	(261)
Derivatives instruments gain	(6,583)	(2,266)
Cash settlements received on matured derivative contracts, net	7,216	2,056
Bad debt expense and other	1,140	30
Other operating loss, net	83	37
Operational expenses associated with equipment and other	1,418	(62)
Change in operating assets and liabilities:
Trade receivables	8,255	4,404
Accounts with joint venture owners	8,642	12,354
Other receivables	1,333	219
Crude oil inventory	291	10
Prepayments and other	(1,153)	(1,979)
Value added tax and other receivables	(919)	664
Accounts payable	(9,318)	(2,154)
Foreign income taxes receivable/payable	(6,875)	(122)
Accrued liabilities and other	(3,285)	4,092
Net cash provided by continuing operating activities	19,437	33,724
Net cash used in discontinued operating activities	(376)	(4,673)
Net cash provided by operating activities	19,061	29,051
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment expenditures	(22,317)	(3,382)
Net cash used in continuing investing activities	(22,317)	(3,382)
Net cash used in discontinued investing activities	—	—
Net cash used in investing activities	(22,317)	(3,382)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	—	133
Treasury shares	(990)	(2,425)
Net cash used in continuing financing activities	(990)	(2,292)
Net cash used in discontinued financing activities	—	—
Net cash used in financing activities	(990)	(2,292)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(4,246)	23,377
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	59,124	46,655
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$54,878	$70,032

VAALCO ENERGY, INC AND SUBSIDIARIES

Selected Financial and Operating Statistics

(Unaudited)

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2020	September 30, 2019	June 30, 2020	2020	2019
NRI SALES DATA
Crude oil (MBbls)	412	279	631	1,337	933
NRI PRODUCTION DATA
Crude oil (MBbls)	405	283	492	1,347	932
Average daily production volumes (BOPD)	4,405	3,081	5,410	4,918	3,412
REALIZED DERIVATIVE INSTRUMENTS GAIN (LOSS)
Realized derivative instruments gain (loss), net, in thousands	$0.00	$493	$6,498	$7,216	$2,056
Realized derivative instruments gain (loss), net (Per Bbls)	0.00	1.77	10.30	5.40	2.20

AVERAGE SALES PRICES:
Crude oil (Per Bbls)	$43.63	$61.26	$28.31	$39.90	$65.00
COSTS AND EXPENSES (Per Bbl of sales):
Production expense	$21.81	$35.25	$19.22	$23.08	$29.88
Production expense, excluding workovers*	22.21	34.01	19.31	21.10	29.36
Depreciation, depletion and amortization	5.37	5.41	4.44	6.07	5.33
General and administrative expense**	5.29	16.98	4.78	4.45	12.76
Property and equipment expenditures, cash basis (in thousands)	$2,220	$2,219	$8,117	$22,317	$3,382

*Workover costs excluded from the three months ended September 30, 2020 and 2019 and June  30, 2020 are $(0.2) million, $0.3 million and $(0.1) million, respectively.

**General and administrative expenses include $(0.60), $4.12 and $1.14 per barrel of oil of sales of stock-based compensation expense in the three months ended September 30, 2020, and 2019 and June  30, 2020, respectively.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAX is a supplemental non-GAAP financial measure used by VAALCO’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry, as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before discontinued operations, interest income net, income tax expense, depletion, depreciation and amortization, exploration expense, non-cash and other items including stock compensation expense and unrealized commodity derivative loss.

Management uses Adjusted Net Income to evaluate operating and financial performance and believes the measure is useful to investors because it eliminates the impact of certain non-cash and/or other items that management does not consider to be indicative of the Company’s performance from period to period. Management also believes this non-GAAP measure is useful to investors to evaluate and compare the Company’s operating and financial performance across periods, as well as facilitating comparisons to others in the Company’s industry. Adjusted Net Income is a non-GAAP financial measure and as used herein represents net income before discontinued operations, deferred income tax expense, unrealized commodity derivative loss and non-cash and other items.

Management uses Adjusted Working Capital as a measurement tool to assess the working capital position of the Company’s continuing operations excluding leasing obligations because it eliminates the impact of discontinued operations as well as the impact of lease liabilities.  Under the lease accounting standards, lease liabilities related to assets used in joint operations include both the Company’s share of expenditures as well as the share of lease expenditures which its non-operator joint venture owners’ will be obligated to pay under joint operating agreements. Adjusted Working Capital is a non-GAAP financial measure and as used herein represents working capital excluding working capital attributable to discontinued operations and current liabilities associated with lease obligations.

Adjusted EBITDAX and Adjusted Net Income have significant limitations, including that they do not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX and Adjusted Net Income should not be considered as substitutes for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX and Adjusted Net Income exclude some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX and Adjusted Net Income may not be comparable to similarly titled measures used by other companies.

The tables below reconcile the most directly comparable GAAP financial measures to Adjusted Net Income, Adjusted EBITDAX and Adjusted Working Capital.

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

	Three Months Ended			Nine Months Ended September 30,
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)	September 30, 2020	September 30, 2019	June 30, 2020	2020	2019
Net income (loss)	$7,618	$(3,919)	$596	$(44,586)	$1,549
Adjustment for discrete items:
Discontinued operations, net of tax	(11)	61	(11)	41	(5,448)
Impairment of proved crude oil and natural gas properties	—	—	—	30,625	—
Unrealized derivative instruments (gain) loss	—	(1,774)	7,254	633	(210)
Deferred income tax expense (benefit)	(5,299)	5,058	(3,367)	26,972	12,725
Other operating expense, net	37	(35)	815	883	4,401
Adjusted Net Income (Loss)	$2,345	$(609)	$5,287	$14,568	$13,017

Diluted adjusted net income (loss) per share	$0.04	$(0.01)	$0.09	$0.25	$0.22
Diluted weighted average shares outstanding (1)	57,741	58,953	57,594	57,628	59,457
(1) No adjustments to weighted average shares outstanding

	Three Months Ended			Nine Months Ended September 30,
Reconciliation of Net Income (Loss) to Adjusted EBITDAX	September 30, 2020	September 30, 2019	June 30, 2020	2020	2019
Net income (loss)	$7,618	$(3,919)	$596	$(44,586)	$1,549
Add back:
Impact of discontinued operations	(11)	61	(11)	41	(5,448)
Interest income, net	(23)	(193)	(11)	(150)	(581)
Income tax expense (benefit)	(2,759)	7,681	(2,249)	28,470	19,642
Depreciation, depletion and amortization	2,212	1,509	2,801	8,116	4,971
Exploration expense	16	—	—	16	—
Impairment of proved crude oil and natural gas properties	—	—	—	30,625	—
Non-cash or unusual items:
Stock-based compensation	(248)	1,150	720	(2,097)	2,770
Unrealized derivative instruments (gain) loss	—	(1,774)	7,254	633	(210)
Other operating expense, net	37	(35)	815	883	4,401
Bad debt expense and other	151	54	179	1,140	30
Adjusted EBITDAX	$6,993	$4,534	$10,094	$23,091	$27,124

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

Reconciliation of Working Capital to Adjusted Working Capital	September 30, 2020	June 30, 2020	December 31, 2019
Current assets	$54,398	$62,234	$69,758
Current liabilities	(37,823)	(50,498)	(63,750)
Working capital	16,575	11,736	6,008
Add: operating lease liabilities - current portion	12,696	12,274	11,990
Add: current liabilities - discontinued operations	15	48	350
Adjusted Working Capital	$29,286	$24,058	$18,348